UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 1‑K

For the fiscal year ended December 31, 2022

Commission file number 024-11640

ANDREW ARROYO REAL ESTATE, Inc.
(Exact name of registrant as specified in its charter)

Delaware	85-2103542
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

12636 High Bluff Drive, Suite 400 San Diego, CA	92130
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (888) 322-4368

Title of each class of securities issued pursuant to Regulation A:

Common Stock, par value $0.001

3,203,219 common shares issued and outstanding as of filing date.

FORM 1-K ANNUAL REPORT

ANDREW ARROYO REAL ESTATE INC. d/b/a AARE

12636 High Bluff Drive, Suite 400

San Diego, CA 92130

888-32-AGENT

www.aare.com

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under “Summary”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Our Business” and elsewhere in this Annual Report on Form 1-K constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar matters that are not historical facts. In some, but not all, cases, you can identify forward-looking statements by terms such as “anticipate”, “assume”, “believe”, “could”, “estimate”, “expect”, “intend”, “goal”, “may”, “might”, “objective”, “plan”, “possible”, “potential”, “project”, “should”, “strategy”, “will” and “would” or the negatives of these terms or other comparable terminology.

Our forward-looking statements may include, without limitation, statements with respect to:

1.	Future services;
2.	Future products;
3.	The availability of, and terms and costs related to, future borrowing and financing;
4.	Estimates of future sale;
5.	Future transactions;
6.	Estimates regarding the amount of funds we will need to fund our operations for specific periods;
7.	Estimates regarding potential cost savings and productivity; and
8.	Our listing or quotation, and the commencement of trading of our Common Stock, on the NASDAQ, OTC Markets or other exchanges and the timing thereof.

The cautionary statements set forth in this Annual Report on Form 1-K, identify important factors that you should consider in evaluating our forward-looking statements.

Although the forward-looking statements in this Annual Report on Form 1-K are based on our beliefs, assumptions and expectations, taking into account all information currently available to us, we cannot guarantee future transactions, results, performance, achievements or outcomes. No assurance can be made to any investor by anyone that the expectations reflected in our forward-looking statements will be attained or that deviations from them will not be material and adverse. We undertake no obligation, except as required by law, to re-issue this Annual Report on Form 1-K or otherwise make public statements updating our forward-looking statements. For the reasons set forth above, you should not place undue reliance on forward-looking statements in this Annual Report on Form 1-K.

The Annual Report on Form 1-K highlights information contained elsewhere and does not contain all the information that you should consider in making your investment decision. Before investing in our Common Stock, you should carefully read this entire Annual Report on Form 1-K and our Regulation A Offering Circular filed with the Securities and Exchange Commission, including our financial statements and related notes. You should consider among other information, the matters described under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

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ITEM 1 DESCRIPTION OF BUSINESS

This discussion should be read in conjunction with the other sections of this Annual Report on Form 1-K, including “Management’s discussion and analysis of financial condition and results of operations” and the Financial Statements attached and the related exhibits. The various sections of this discussion contain a number of forward-looking statements, all of which are based on our current expectations and could be affected by the uncertainties described throughout this Annual Report on Form 1-K.

Overview

Andrew Arroyo Real Estate Inc. (the “Company”, “AARE”, or “We”) provides a variety of real estate brokerage services including sales, leasing, financing and property management. Our services assist our clients to buy, sell, finance, manage, and invest in residential and commercial properties as well as business opportunities. We were founded by Andrew Michael Arroyo. Mr. Arroyo started his career as a real estate appraiser’s assistant. By 1999, Mr. Arroyo held a California real estate sales license and a California real estate appraisal license and started making the transition from appraisals to sales. Mr. Arroyo upgraded his license to become a managing broker in 2001, and opened Andrew Arroyo Real Estate, Inc., a California corporation (“AARE-CA”). As noted herein, on July 31, 2021, AARE-CA merged with and into Andrew Arroyo Real Estate, Inc., a Delaware corporation (“AARE-DE” or “AARE”), with AARE-DE being the surviving entity. Since AARE-CA opened its doors as a one-agent company back in 2004, we have been through the boom times and the "bust times,” and just kept right on growing. Currently, we provide real estate brokerage, lending and property management services, including assisting clients to buy, sell, finance, manage, and invest in residential and commercial properties as well as business opportunities.  We have approximately three hundred members (agents, brokers, loan officers, managers, and staff) to help us keep everything running smoothly. We are a mission driven organization with clear values. With a successful track record of thousands of real estate sales, we are passionate about our mission of demonstrating Generous Capitalism® in the public markets by growing profits and increasing value for our shareholders while giving back to others in need and fulfilling God’s will through the business of real estate. Our vision is to bear fruit which is an investment principle that means to yield positive results. Our objective is to establish a global real estate corporation based on our Generous Capitalism® business model.

We believe the seven (7) competitive advantages that separate our company from competitors include:

•

Culture: Our culture is a reflection of a healthy organization with clear values that include faith, relationships, accountability, integrity, truth, honesty, trust, standards of excellence, clear communication, work-life balance, morals, ethics, loyalty, gratefulness, success and rewards. We are considered a safe harbor by our members for individuals of all walks of life during a period of history that is polarizing on the social, economic and political spectrum.

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•

Equity Compensation: We have a unique equity compensation plan that gives us the ability to recruit, retain, motivate and inspire our members. We believe we will be able to grow revenue with less capital investment required by using our stock for compensation. Providing our members with equity compensation is a unique differentiator from our peers. For real estate and loan brokerages firms, equity compensation is extremely rare, nearly non-existent in the real estate and loan origination industry. This gives our members ownership in the company and, as stakeholders, they have more incentive and motivation to grow the revenue and profits. This also reinforces our internal generosity practices within our Generous Capitalism® business model.

•

Multiple Revenue Streams: Residential, commercial, lending, business opportunities, syndication and property management services all under one umbrella. This provides multiple streams of income for our agents and loan officers as well as a complete "one-stop” real estate shop for our clients.

•

Generosity Based Business Model: Our culture is based on generosity and social responsibility during a generational change in workforce. We believe the next generation is demanding a new form of capitalism that illustrates healthy and sustainable business practices externally to the communities it serves in addition to creating jobs, profits and opportunities for its internal stakeholders. We have developed that exact business model and we call it "Generous Capitalism®”.

•

High Growth Potential: We participate in a market that we expect to experience significant growth throughout North America facilitated by a steady increase in new U.S. demand for housing/investments. Our diverse and complete offerings and the fact we can provide real estate and lending services in multiple segments of our market including residential, commercial, property management, business opportunities, and syndication, positions the Company to take full advantage of that growth. We have a growing sales network. We are licensed in 24 states and the District of Columbia. The company is positioning to offer franchise opportunities in all 50 states in the U.S. and establish our sales network throughout North America that will be overseen by our team of managers and directors.

•

Experienced Executive Team: Our focused and experienced management team is dedicated to our operation and to implementing our business strategies. Each member of the executive team has been involved with the Company for several years and has been instrumental in developing our strategy. Our success strategy and execution that was implemented in California over the last 15 years in now being replicated in major markets throughout the U.S.

•

Intellectual Property: Our media properties coupled with the use of advanced technology leads to more market penetration and smoother operations as a company while the real estate industry as a whole transitions to the digital age. Our up-to-date media assets designed specifically for the real estate and lending market give us an edge over our competition. We believe the AARE media properties and brand name has a strong legacy dating from the launch of the California corporation in 2004, and we believe it has to this day retained a strong brand loyalty amongst clients, agents and loan officers. We are now licensed in 24 states in the U.S. and the District of Columbia and our media assets have been hand tailored to address our new digital age marketplace. Through our media properties, we have the ability to scale our communication and service offerings across the globe. We hold copyrights and trademarks that protect our intellectual property.

Alongside our competitive advantages, we believe it is our core values and beliefs that make our real estate, lending and property management services extraordinary. In addition, our management steadfastly believes that charitable giving and sharing are a vital component of a successful business. To that end, up to twenty percent (20%) of our gross profit on every transaction goes to charity (our gross income minus our cost of sales). Up to ten percent (10%) of our gross profit is donated in the form of cash contributions to charitable organizations. In addition to our cash contributions, our annual goal is to give up to an additional ten percent (10%) in the form of stock grants, client credits, and in-kind contributions to charitable organizations We believe that with success comes the responsibility to do what we can for those less fortunate. As a result, we give charitable contributions to faith-based and secular non-profit organizations that support a variety of social improvement projects. This includes missions and ministries with significant human impact that improve our local communities, the environment, and our social well-being while demonstrating a positive form of governance. We have no intention of deviating from this policy or reducing the amount we give to charity. The charitable giving policy has been written into our Bylaws. The amount of charitable giving could have a significant impact on our bottom line and affect shareholders’ earnings per share. Investors should not invest if they are not comfortable with our charitable contribution plans.

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Management

Information about our management can be found in “Directors, Executive Officers and Significant Employees.”

Employees

As of December 31, 2022, we had ten (10) full time employees and approximately three hundred (300) real estate agents, loan officers and property managers who are independent contractors, and who, under the direction of our CEO and Compliance Director, are assisting clients with buying, selling, and managing real estate properties throughout 24 states in the U.S. As of December 31, 2022, we had a team of approximately nineteen (19) independent contractors who perform administrative, support, marketing, public relations and advertising services.

As we expand our operations, we anticipate our needs will change, at which time we intend to add additional full-time employees, contractors and agencies in the areas of marketing, sales, technology, media and design.

Government & State Regulation

We are required to comply with state licensing laws and rules. The majority of these laws and rules relate to how we may broker real estate, market and/or sell properties. Real estate is regulated by each state’s Real Estate Commission, which is usually appointed by the governor. The regulator’s disciplinary authority is based upon violations of the state Real Estate Law and the Department or Commissioner’s Regulations. Violations of real estate law can result in a suspension or revocation of the license necessary to conduct business in that state. These violations statutorily have their basis in each State’s licensing and administrative laws, business and professions code, statute or chapters. There are laws in other jurisdictions worldwide in which we may broker real estate, market and/or sell properties and with which we will need to comply.

Competition

Competition in the real estate industry is significant. There are more than 1 million real estate agents nationwide and more than 100,000 real estate brokerage firms. While significant competition does exist, our management believes that our products and services are demographically well positioned, top quality and unique in nature, while offering greater value. The expertise of our management combined with training, culture and the innovative nature of our marketing approach set us apart from competitors. However, there is the possibility that new competitors could seize upon our business model and produce competing products or services with similar focus. Likewise, these new competitors could be better capitalized than we are, which could give them a significant advantage over us. There is the possibility that the competitors could capture significant market share of our intended market.

Intellectual Property

We rely on a combination of trademarks and trade secrets to establish and protect our intellectual proprietary rights and may, in the future, file patents. Our intellectual property currently includes various U.S. trademarks and copyrights in the name of “Andrew Arroyo Real Estate Inc.” Our trademarks relate to our company logo, as well as the following names we use in broadcasting: “Top Dollar TV®”, “Real Cash Flow®”, “Real Estate Insight® and “Generous Capitalism®”.

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Litigation

The real estate business is known as a litigious industry, especially in certain states like California, which is one of the primary states where we conduct business. Buyers and sellers often bring claims against one another and usually attempt to name the real estate agents and brokers as parties in the claim or the suit seeking financial damages. As a result, we are regularly named in claims and litigation between buyers and sellers in the ordinary course of our business.  We do not believe most of these claims will amount to any material damages being paid by us and, therefore, we will not name them individually herein.  In determining whether liabilities should be recorded for pending litigation claims, we must assess the allegations and the likelihood that we will successfully defend the claim. When we believe it is probable that we will not prevail in a particular matter, we will then record an estimate of the amount of liability based, in part, on advice of outside legal counsel.

Currently, we have one outstanding claim that is being arbitrated in San Diego, California, where a buyer desires for the sale to be rescinded and the seller to reclaim the home. We maintain a $1 million Errors and Omission policy that covers us all the way back to June 9th, 2009. In the event, we incur any financial liability from this claim, it will be covered under our Errors and Omissions policy up to $1 million, per occurrence.

We are not involved in any other arbitration or litigation, and our management is not aware of any pending or threatened legal actions relating to our intellectual property, conduct of our business activities, or otherwise.

ITEM 2 MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and the related notes and other financial information included elsewhere in this Annual Report on Form 1-K. Some of the information contained in this discussion and analysis or set forth elsewhere in this Annual Report on Form 1-K, including information with respect to our plans and strategy for our business and related financing, includes forward-looking statements that reflect our current views with respect to future events and financial performance, which involve risks and uncertainties. Forward-looking statements are often identified by words like: “believe”, “expect”, “estimate”, “anticipate”, “intend”, “project” and similar expressions or words that, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements, which apply only as of the date of this Annual Report on Form 1-K. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or our predictions.

Our financial statements are stated in United States Dollars (USD or US$) and are prepared in accordance with United States Generally Accepted Accounting Principles (GAAP). All references to “Common Shares” refer to the Common Shares of our authorized capital stock.

There is limited historical financial information about us upon which to base an evaluation of our performance. We have only generated revenues from our operations in California. We cannot guarantee we will be successful in our business operations nationwide or our expansion through California. Our business is subject to risks inherent in the establishment of a new business enterprise including the financial risks associated with the limited capital resources currently available to us for the implementation of our business strategies. To become profitable and competitive, we must develop the business plan and execute the plan. Our management will continue to attempt to secure financing through the issuance of our Common Stock, consistent with our Regulation A Offering Circular filed with the Securities and Exchange Commission and qualified on October 12, 2021, once the offering has been re-qualified or a new Regulation A Offering has been qualified. Our management reserves the right to consider various other means of financing including convertible debt and debt financing and investment from institutions and private individuals.

Since inception, the majority of our time has been spent refining our business plan and preparing for a primary financial offering.

Company Overview & Background

Andrew Arroyo Real Estate Inc. d/b/a AARE is an American real estate company committed to servicing clients with residential, commercial and property management services. AARE is an early growth stage company incorporated in the State of Delaware on June 18, 2020, as a for-profit corporation with a fiscal year end of December 31st. On July 31, 2021, we completed a merger transaction with Andrew Arroyo Real Estate, Inc., a California corporation (“AARE-CA”), in a transaction in which we were the surviving entity, and we assumed the assets, operations and liabilities of AARE-CA. We have a trademark for, use a d/b/a, and are known as “AARE.” AARE-CA was in business for over 17 years and had grown to become a well-respected real estate agency. As a result of the merger, we now have AARE-CA’s operations. As a result, the current and historical references to our business and operations herein relates to the combined business operations of AARE-CA and AARE-DE. The primary purpose of the merger was to re-incorporate the Company from California to Delaware as part of a plan to prepare for our nationwide expansion, capital fundraising and a public offering. We (AARE-DE) are licensed and registered in 24 states to conduct real estate services. AARE-CA was merged out of existence as a result of the merger. Our principal executive office is located at 12636 High Bluff Drive Suite 400, San Diego, CA 92130; our telephone number is 888-322-4368, our fax number is 858-720-1166 and our website address is www.aare.com.

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Since AARE-DE was non-operational prior to closing the merger, except for some set-up expenses, the below disclosure is from AARE-CA’s historical operations since we assumed those operations at the close of the merger transaction, except the financial statements and related disclosure, which are from AARE-DE only.

Results of Operations for Year Ended December 31, 2022 Compared to Year Ended December 31, 2021

Summary of Results of Operations

	Year Ended December 31,
	2022	2021
Revenue	$8,044,306	$3,665,350

Cost of Sales	$6,798,887	$3,100,890

Gross Profit	$1,245,419	$564,460

Operating expenses:

General and administrative	$2,015,635	$708,863
Total operating expenses	$2,015,635	$708,863

Operating loss	$(770,216)	$(144,403)

Other income (expense)
Total other income (expense), net	$73,128	$9,082
Net loss before income tax	$(697,088)	$(135,321)
Income tax expense	$(9,874)	$(566)
Net loss	$(706,962)	$(135,887)

Gross Profit

Our gross profit increased by $680,959 from $564,460 to $1,245,419 from the year ended December 31, 2021 compared to the year ended December 31, 2022. Our increase in gross profit was largely due to demand in the housing market primarily as a result of limited inventory and rising interest rates. We expect our gross profit will grow in periods when there is property price expansion and decrease in periods of recession.

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Operating Loss; Net Loss

Our net loss increased by $571,075 from ($135,887) to ($706,962) from the year ended December 31, 2021 compared to the year ended December 31, 2022. Our operating loss increased by $625,813 from ($144,403) to ($770,216) for the same periods. Our higher general and administrative expenses led to the increase in our operating loss and net loss.  The changes are detailed below.

Revenue

Our revenue increased by $4,378,956 from $3,665,350to $8,044,306, from the year period ended December 31, 2021 compared to the year ended December 31, 2022. Our increase in revenue was largely due to demand in the housing market, largely a result of low inventory and rising interest rates. We expect our revenues will grow in periods when there is property price expansion and decrease in periods of recession.

Cost of Sales

Our cost of sales increased by $3,697,997 from $3,100,890 to $6,798,887, from the year ended December 31, 2021 compared to the year ended December 31, 2022. The increase in cost of sales was largely due to increases in payments to real estate agents, transaction coordinators, referral fees, property management fees paid, and charitable contributions. We expect our cost of sales will grow in periods when there is property price expansion and decrease in periods of recession.

General and Administrative Expenses

General and administrative expenses increased by $1,306,772 from $708,863 for the year ended December 31, 2021 to $2,015,635 for the year ended December 31, 2022, primarily due to costs and fees associated with our nationwide expansion, the one-time costs related to our Regulation A offering of approximately $200,000, and support for the additional real estate agents contracts.  We expect to have costs related to expansion and additional real estate agents at times of expansion. We do not expect to have costs related to securities offerings except in periods we conduct an offering of our securities.

Net Other Income (Expense)

We had a net other income of $9,082 for the year ended December 31, 2021, and net other income of $73,128 for the year ended December 31, 2022. For the period in 2021 our net other income related to interest expense of $3,919, and other income of $17,857. For the period in 2022 our net other expense related to interest expense of $10,708, interest income of $2,158, dividend income of $2,474, other income of $43,319 and the gain on sale of $35,889 from the sale of our moving truck.

Liquidity and Capital Resources for Year Ended December 31, 2022 Compared to Year Ended December 31, 2021

Introduction

We have limited liquidity. The capital resources required by us to manage our operations nationwide are significant. Therefore, we are offering, through our Regulation A offering, a limited number of shares of Common Stock to investors in order to raise capital and increase our liquidity and capital resources. As of December 31, 2022, we currently have $352,983 in long term debt as outlined in the financial statement section. We have no current commitments for capital expenditures as of the end of the latest fiscal year or any subsequent interim period.

We use our capital resources to:

•	Fund operating costs;
•	Fund capital requirements, including capital expenditures;
•	Make debt and interest payments;
•	Invest in new technologies, products, services and ventures; and.
•	Making charitable contributions to support charities worldwide.

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We need cash to meet our working capital needs as the business grows, to hire managing brokers, and to fund acquisitions and debt repayment. We intend to use cash flows from operations and the sale of common stock to fund anticipated levels of operations for the next twelve months. As our availability under our credit lines is limited, it is important that we manage our working capital. We may need to raise additional capital through debt or equity financing to support our growth strategy, which may include acquisitions. There is no assurance that such financing will be available or, if available, on acceptable terms. Our current cash on hand is limited. Our CEO, Andrew Michael Arroyo, is currently paying all costs associated with our  Regulation A offering and shall pay any additional funds that may be required. Accordingly, we anticipate that our current cash on hand is not sufficient to meet the new obligations associated with being a company that is fully reporting with the SEC. However, to the extent that we do not expend the entire cash on hand on our Regulation A offering, the remaining cash will be allocated to cover these new reporting company obligations. Through December 31, 2022, we spent approximately $200,000 on the costs related to our Regulation A offering, which was loaned to the Company by our CEO, and any additional funds that we are required to spend shall also be paid by our CEO and reimbursed from the proceeds of our Regulation A offering. To date, we have managed to keep our monthly cash flow requirement low for two reasons: first, our CEO draws a minimal salary at this time and, second, we have been able to keep our operating expenses to a minimum by operating with the minimum services necessary to sustain. We currently have no external sources of liquidity such as arrangements with credit institutions or off-balance sheet arrangements that will have or are reasonably likely to have a current or future effect on our financial condition or immediate access to capital. Our CEO has made no commitments, written or oral, with respect to providing a source of liquidity in the form of cash advances, loans and/or financial guarantees.

If we are unable to raise the funds partially through our Regulation A offering, we will seek alternative financing through means such as borrowings from institutions or private individuals. There can be no assurance that we will be able to keep costs from being more than these estimated amounts or that we will be able to raise such funds. Even if we sell all shares offered through our Regulation A offering, we expect that we will seek additional financing in the future. However, we may not be able to obtain additional capital or generate sufficient revenues to fund our operations. If we are unsuccessful at raising sufficient funds, for whatever reason, to fund our operations, we may be forced to seek a buyer for our business or another entity with which we could create a joint venture. If all of these alternatives fail, we could be required to seek protection from creditors under applicable bankruptcy laws.

Federal legislation, including the Sarbanes-Oxley Act of 2002, has resulted in the adoption of various corporate governance measures designed to promote the integrity of the corporate management and the securities markets. Some of these measures have been adopted in response to legal requirements. Others have been adopted by companies in response to the requirements of national securities exchanges, such as the NYSE or The NASDAQ Stock Market, on which their securities are listed. Among the corporate governance measures that are required under the rules of national securities exchanges are those that address Board of Directors’ independence, Audit Committee oversight and the adoption of a code of ethics. Our Board of Directors is comprised of one individual. Our CEO makes decisions on all significant corporate matters such as the approval of terms of the compensation of our CEO and the oversight of the accounting functions.

We have not yet adopted any corporate governance policies and, since our securities are not yet listed on a national securities exchange, we are not required to do so. We have not adopted corporate governance measures such as an Audit Committee or other independent committees outside of our Board of Directors as we presently do not have any independent directors. If we expand our Board membership in future periods to include additional independent Directors, we may seek to establish an Audit Committee and other committees of our Board of Directors. It is possible that if our Board of Directors included independent Directors and if we were to adopt some or all of these corporate governance measures, stockholders would benefit from somewhat greater assurances that internal corporate decisions were being made by disinterested Directors and that policies had been implemented to define responsible conduct. For example, in the absence of audit, nominating and compensation committees comprised of at least a majority of independent Directors, decisions concerning matters such as compensation packages to our senior officer and recommendations for Director nominees may be made by a majority of Directors who have an interest in the outcome of the matters being decided. Prospective investors should bear in mind our current lack of corporate governance measures in formulating their investment decisions.

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During the years ended December 31, 2022 and 2021, we generated negative cash flows. Our cash on hand as of December 31, 2022 was $219,721 and our monthly cash flow used in operations is approximately ($55,000). As a result, we do not have short-term cash needs, but need to raise additional funds to finance our long-term business plans. Our cash needs are being satisfied through our operations, but we will need additional money to fund our planned nationwide expansion. Although we are licensed in 24 states, almost all of our current operations are in California.

Our cash, current assets, total assets, current liabilities, and total liabilities as of December 31, 2022 and December 31, 2021, respectively, are as follows:

	December 31, 2022	December 31, 2021	Change

Cash	$219,721	$3,655	$216,066
Total Current Assets	$567,168	$317,834	$249,334
Total Assets	$901,830	$594,562	$307,268
Total Current Liabilities	$615,152	$494,633	$120,519
Total Liabilities	$1,143,317	$962,087	$181,230

Our current assets increased as of December 31, 2022, as compared to December 31, 2021, primarily due to us having more cash and cash equivalents, as well as more other assets, consisting primarily of property management deposits. The increase in our total assets between the two periods is primarily related to us having more cash and current assets, and increases in property management deposits at December 31, 2022 compared to December 31, 2021.

Our current liabilities increased as of December 31, 2022, as compared to December 31, 2021. This increase was primarily due to increases in other current liabilities, which was property management deposits, partially offset by us having slightly more charge card debt and slightly more outstanding on our line of credit.

Sources and Uses of Cash

Operating Activities

We had net cash used in operating activities of ($487,722) for the year ended December 31, 2022, as compared to net cash provided by operating activities of $119,095 for the year ended December 31, 2021. In 2022, the net cash used in operating activities consisted primarily of our net loss of ($706,962), adjusted by depreciation and amortization of $39,973, gain on sale of property and equipment of $35,889, change in accounts receivable of ($68,504), change in other current assets of $35,236, change in accounts payable of $52,137, change in accrued liabilities of $9,295, change in other current liabilities of $36,963 and change in operating lease liabilities of $78,251. In 2021, the net cash provided by operating activities consisted primarily of our net loss of ($135,887), adjusted by depreciation and amortization of $30,857, change in other current assets of ($314,179), change in accounts payable of $19,050, change in accrued liabilities of $84,793, change in other current liabilities of $282,572 and change in operating lease liabilities of $151,889.

Investing Activities

Our cash used for investing activities during the year ended December 31, 2022 was ($133,796), compared to ($544,223) during the year ended December 31, 2021. For the period in 2022, the cash used for investment activities related to the net purchase of property and equipment of ($115,600) and the purchase of intangible assets for ($18,196). For the period in 2021, the cash used for investment activities related to the net purchases of property and equipment of ($544,223).

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Financing Activities

Our net cash provided by financing activities for the year ended December 31, 2022 was $837,584, compared to $428,783 for the year ended December 31, 2021. For the year ended December 31, 2022, our net cash provided by financing activities consisted of repayment on auto loan of ($9,894), proceeds from a Small Business Administration (“SBA”) loan of $21,924, repayment on related party note of ($8,772), net borrowings on a line of credit of $1,326, and cash from sales of common stock of $833,000. For the year ended December 31, 2021, our net cash provided by financing activities consisted of proceeds on auto loan of $36,945, proceeds from SBA loan of $147,780, proceeds on related party note of $165,000, net borrowings on a line of credit of $74,058, and cash from sales of common stock of $5,000.

Off Balance Sheet Arrangements

We have no off-balance sheet arrangements as of December 31, 2022 and December 31, 2021.

Seasonal Cash Flow

The real estate brokerage business is seasonal. Our property management and membership cash flow stays fixed year-round as long as we maintain our current management contracts. The majority of property sales occur between March and September each year. Cash flow is normally strong during these months and typically offers a surplus. During the season between October and December, sales traditionally slow down but the cash flow is adequate to cover fixed expenses and overhead. The low season is January to February and usually runs a deficit, which requires the use of credit lines or capital reserves to sustain payroll and fixed overhead costs during these months before the spring selling season begins.

Capital Expenditures

We have not made any major capital expenditures in 2022 and do not anticipate any near-term capital expenditures in 2023. From 2017 to 2019, we purchased more than $1,000,000 (original retail value) of broadcast-quality video/audio communication equipment for an average of 28 cents on the dollar to prepare for our nationwide communications in the digital age.

Contractual Obligations

We have very few contractual obligations. We have two long-term leases (2 year terms). The majority of our vendors, utilities and service providers are on month-to-month agreements; however, there are a few utilities and service providers that are on an annual contract that renews each year.

Debt

We received $121,102 of Paycheck  Protection Program (PPP) funds during the Covid-19 crisis and $150,000 in the form of an SBA loan under the Economic Injury Disaster Loan (EIDL) program. The PPP funds are 100% forgivable if certain conditions are met. The Company applied for forgiveness in 2021. All $121,102 has been forgiven. The EIDL is a 30-year loan at 3.75% interest. We may elect to pay this loan off in full or retain the loan. We also have fluctuating lines of credit for cash flow purposes with Wells Fargo Bank in the amount of approximately $75,000 and with American Express in the amount of approximately $100,000. Investors should be aware that funds utilized from our current Regulation A offering for debt retirement will not be available to support our growth.

Inflation

Inflation has been rising. The effect of inflation on our revenues and operating results has not been significant. The rise in inflation has affected the long term interest rates, which directly affect borrowing costs for mortgages, and in turn may affect property sales and our ability to earn commission. The current interest rate environment is higher than the low interest rates experienced in the past few years.

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Plan of Operations

We anticipate that the funds we intend to raise in our Regulation A offering will be sufficient to enable us to grow our company nationwide and execute our business plan, including, but not limited to, securing our base of operations and any updates and/or modifications; acquiring equipment and infrastructure; hiring a strong management team and key personnel; and achieving growth by way of licensing and strategic partnerships. It is the opinion of our management that the proceeds from our Regulation A offering will satisfy our need for liquidity and cash requirements for the foreseeable future and put us in a position to grow our business in accordance with our business plan, outlined below:

1.	Milestone 1: Hiring Management and Key Personnel Nationwide

Our plan of operation in this stage is to hire managing brokers nationwide to supervise and oversee the real estate agents we recruit, as required by law.

2.	Milestone 2: Growth of Acquisitions and Training Agents/Loan Officers

Implement our “7 Steps to Powerful Paychecks” training nationwide in all markets, which led to our success in California, and acquire smaller brokerages and/or large teams to join our Company.

3.	Milestone 3: Ongoing Growth through Recruit, Retain, Nurture, Production of Content

Continue to grow our agency and utilize our Membership platform technology to recruit, retain, supervise and nurture the relationships with our agents and staff while producing quality content to keep them engaged, trained, inspired and focused on top performance.

ITEM 3 DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

The following table lists the current Directors, Officers and significant employees of the Company. Our plan is to add a Full time Chief Financial Officer and other top-level positions that will help the company grow.

Directors, Executive Officers and Significant Employees

Name [1]	Position	Age	Term of Office[2]	Approximate Hours Per Week
Andrew Arroyo	Chairman of the Board, CEO, Director	46	1/1/2004	40
Tiffany Mohler	Secretary, V.P. Administration	41	6/1/2017	30
Clark Anctil	Treasurer, Financial Director	59	10/1/2017	20
John Windscheffel	V.P. Communications	55	8/1/2017	40
David Malme	V.P. Humanitarian	74	1/1/2017	10

__________

1 All addresses shall be considered 12636 High Bluff Dr. Suite 400, San Diego, CA 92130.

2 Includes time worked with AARE-CA.

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Directors

Our Board of Directors is currently composed of one director, Andrew Michael Arroyo. Upon completion of our Regulation A offering, our plan is that we will expand our Board of Directors to three to seven members.

Executive Officers

Chairman of the Board, Director and Chief Executive Officer

Andrew Michael Arroyo is our Chairman of the Board of Directors and Chief Executive Officer. He is personally licensed as a managing broker in 24 states and has been a part of more than a billion dollars in real estate transactions in his 22-year career in the real estate industry. As CEO, Mr. Arroyo is responsible for representing the best interests of the Company and its shareholders. He is responsible for creating and implementing strategies to grow the business and brand by developing business relationships and alliances, pursuing corporate opportunities, as well as assisting with oversight and management of the day-to-day operations.

Treasurer, Financial Director

Clark Anctil is a seasoned financial executive with a broad range of experience with positions in financial reporting, general management, operations and supply chain management, covering responsibilities of product costing, material and resource planning, procurement and sourcing, HR training and development, information systems, twin plant operations, "Just in Time” manufacturing, "lean systems”, and facility design and engineering. During his career, he has mentored staff and trained teams in achieving results and effective management with a focus on knowledge acquisition, understanding and proactive execution in a lean environment. This approach led him to develop and deploy software to support business growth covering material, labor and resource planning, operational cost tracking, throughput management and production control. After his corporate career, he has been a top producing real estate professional since 2010 and licensed loan originator since 2020, and currently holds a broker’s license in the state of California. He joined AARE as a sales agent in 2017 and has worked closely with the founder of AARE throughout the years. Clark has a heart to mentor and train other employees how to grow a business with the stakeholder’s interest in mind. His depth of experience and hands-on approach provide a unique skill set and make him a valuable member of the AARE financial and operations team.

Secretary, V.P. of Administration

Tiffany Mohler holds a degree in Business Administration from San Diego State University, and her education has served her well. As V.P. of Administration, Mrs. Mohler is in charge of compliance and risk management and handles setup and training for all managing brokers and agents nationwide. Her leadership qualities and “peacemaking” nature make her a natural for dealing with diverse personalities and situations. Mrs. Mohler has been involved in real estate since 2002, when she was hired as a temp in a Re/Max office. That temporary job led to an office administration position, which led to a position as transaction coordinator for a top producing real estate group. In 2008, she became a licensed assistant and stayed with that team until 2013, when she joined AARE as a transaction coordinator. She grew within the organization to become a leader and ultimately to become a full-time employee in 2017 by accepting the role of designated broker in California.

V.P. of Communications

John Windscheffel brings a wealth of experience and expertise to this position, having been the top salesperson at three different corporations since beginning his sales career in 1992. Over this time, he has created award-winning sales teams, performed corporate sales training and recruiting, and been charged with overseeing multiple sales offices. He and two brothers-in-law founded Real Estate Village in late 1997. Theirs was one of the first online companies to develop websites for real estate professionals. Because of their success, Homes.com purchased the company in the spring of 2000. He stayed with Homes.com until 2003, when he moved on to another corporation. There he become an International Corporate Sales trainer and built the largest sales team in the company's history. When AARE agents want guidance from an experienced trainer and communicator, they turn to John. John’s relationship with AARE founder Andrew Arroyo dates back to 1999 when Andrew sold him and his wife, Nancy, their first home in San Diego.

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V.P. of Humanitarian

David Malme is our Humanitarian Vice President overseeing our nationwide expansion. He was the CEO and owner of a publishing and distribution company for 18 years. His prior experience includes book publishing, direct mail marketing consulting, field and telephone sales management, sales and marketing management, purchasing/inventory management, distribution, and retail store management. He is an accomplished leader committed to teaching, mentoring and building highly effective teams and business relationships that deliver profitable growth. He has a proven track record of developing and growing brands through innovative product marketing and creative selling strategies that capture market share, acquire and grow customer relationships, and drive profits.

There are no arrangements or understandings between our executive officers and directors and any other persons pursuant to which the executive officer or director was selected to act as such. There are no family relationships between our executive officers.

ITEM 3A. COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

The following is a discussion and analysis of compensation arrangements of our named Directors and Executive Officers. This discussion contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion. As an “emerging growth company” as defined in the JOBS Act, we are not required to include a Compensation Discussion and Analysis section and have elected to comply with the scaled disclosure requirements applicable to emerging growth companies.

Our Compensation Committee, who will be appointed by our Board, will be responsible for establishing, implementing and monitoring our compensation philosophy and objectives. We seek to ensure that the total compensation paid to our Executive Officers is reasonable and competitive. Compensation of our executives is structured around the achievement of individual performance and near-term corporate targets as well as long-term business objectives.

The following tables set forth certain information about compensation paid, earned or accrued for services by (i) the Company’s Chief Executive Officer and (ii) all other executive officers who earned in excess of $100,000 in the years ended December 31, 2022 and 2021 (“Named Executive Officers”):

SUMMARY COMPENSATION TABLE(1)
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensa- tion ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensa -tion ($)	Total ($)
Andrew Michael Arroyo, CEO	2022 2021	166,731 123,481	-0- -0-	-0- -0-	-0- -0-	-0- -0-	-0- -0-	-0- 5,606	129,087 129,087
Clark Anctil, Treasurer, Financial Director (2)	2022 2021	-0- -0-	-0- -0-	-0- -0-	-0- -0-	-0- -0-	-0- -0-	169,604(3) 243,076(3)	169,604(3) 243,076(3)
Tiffany Mohler, Secretary, VP Administration	2022 2021	55,250 48,303	-0- -0-	-0- -0-	-0- -0-	-0- -0-	-0- -0-	27,332 15,350	82,582 63,653
John Windscheffel, VP Communications	2022 2021	78,000 71,500	-0- -0-	-0- -0-	-0- -0-	-0- -0-	-0- -0-	-0- -0-	78,000 71,500
David Malme, VP Humanitarian	2022 2021	58,503 53,205	-0- -0-	-0- -0-	-0- -0-	-0- -0-	-0- -0-	-0- -0-	58,503 53,205

____________

(1)	Includes amounts paid by AARE-CA.
(2)	Mr. Anctil was appointed to the position of Financial Director on June 1, 2022 and was appointed to the position of Treasurer on December 5th, 2023.
(3)	All amounts were paid for consulting fees and real estate commissions.

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The following table sets forth Director compensation for 2022(1):

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Andrew Michael Arroyo	-0-	-0-	-0-	-0-	-0-	-0-	-0-

____________

(1)	Includes amounts paid by AARE-CA.

Anticipated Executive Compensation Following the Completion of our Regulation A Offering

Following the completion of our Regulation A offering, the Board of Directors will determine the appropriate compensation plans and programs for our executives. Our Board of Directors will review and evaluate our executive compensation plans and programs to ensure they are aligned with our compensation philosophy. In addition, our Board of Directors may retain its own compensation consultant to advise it in its compensation planning decisions.

We expect revised compensation plans and arrangements for our named Executive Officers that will generally become effective upon completion of our Regulation A offering to consist generally of an annual base salary, a short-term annual incentive component, a long-term incentive (equity awards) component, and health and retirement benefits component.

We plan to establish an equity compensation plan for its management, real estate agents and other employees in the future.

Agreements with our Named Executive Officers

Our current employment agreements provide for an annual salary, potential bonus based on performance, participation in a 401(k) plan through Safe Harbor, and 10 days (or two weeks) paid vacation time after the vesting period is complete. We sponsor a defined contribution 401(k) plan covering substantially all qualified employees whereby participating employees may elect to defer a portion of their salary. For eligible employees, we provide a contribution equal to 100% of the eligible employees’ contribution up to the first 3% of their eligible pay in compliance with Safe Harbor. Expenses for contributions to the plan during the year ended December 31, 2022, was approximately $16,458.

No other matching contributions were made during the year ended December 31, 2022.

After the consummation of our Regulation A offering, we will revise our employment agreements to provide for an annual salary, potential bonus based on performance, equity grant (based on grant date fair market value) in stock options, restricted stock or other form of equity award as determined by the Board of Directors. We expect these awards will be granted under the 2023 Plan. Each executive will also receive employee benefits made available to our other employees, including, without limitation, participation in any 401(k) plan, 10 days (or two weeks) paid vacation time, prorated based on actual hours worked, and a monthly contribution towards a health plan.

All related party transactions described in this section occurred prior to adoption of this policy and, as such, these transactions were not subject to the approval and review procedures set forth in the policy.

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 ITEM 4 SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITY HOLDERS

The following table sets forth, as of November 30, 2023, certain information with respect to our equity securities owned of record or beneficially by (i) each of our Officers and Directors; (ii) each person who owns beneficially more than 5% of each class of our outstanding equity securities; and (iii) all Directors and Executive Officers as a group.

Common Stock(1)

Name and Address of Beneficial Owner(2)	Nature of Beneficial Ownership	No. of Shares	Percent of Class	Percent of Total Voting Rights(4)

Andrew Michael Arroyo (2)(3)	CEO, Chairman and a Director	2,814,241	87.85%	30.57%

Clark Anctil (2)(3)	Treasurer and Financial Director	1,408	<1%	<1%

Tiffany Mohler (2)(3)	Treasurer and VP Administration	2,914	<1%	<1%

John Windscheffel (2)(3)	Secretary and VP Communication	1,151	<1%	<1%

David Malme (2)(3)	VP Humanitarian	1,591	<1%	<1%

All Officers and Directors as a Group (5 persons)		2,821,305	88.07%	30.65%

_____________________

(1)

As of November 30, 2023, there were 3,203,219 shares of common stock outstanding (post 3,000-for-1 forward stock split effective July 29, 2021). Shares of common stock subject to options or warrants currently exercisable, or exercisable within 60 days, are deemed outstanding for purposes of computing the percentage of the person holding such options or warrants but are not deemed outstanding for the purposes of computing the percentage of any other person.

(2)	Indicates an officer and/or Director of the Company.

(3)	Unless indicated otherwise, the address of the shareholder is Andrew Arroyo Real Estate Inc., 12636 High Bluff Drive, Suite 400, San Diego, CA 92130.

(4)

Calculated based on the total votes currently outstanding (does not include votes from shares underlying promissory notes, options or warrants). As of November 30, 2023, there was a total of 9,203,219 votes outstanding, consisting of 3,203,219 votes from common stockholders and 6,000,000 votes from Series A Preferred Stock holders.

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Series A Preferred Stock(1)

Name and Address of Beneficial Owner(2)	Nature of Beneficial Ownership	No. of Shares	Percent of Class	Percent of Total Voting Rights(4)

Andrew Michael Arroyo (2)(3)	CEO, Chairman and a Director	2,000,000	100.0%	65.19%

Clark Anctil (2)(3)	Treasurer and Financial Director	-0-	0%	0%

Tiffany Mohler (2)(3)	Secretary and VP Administration	-0-	0%	0%

John Windscheffel (2)(3)	VP Communication	-0-	0%	0%

David Malme (2)(3)	VP Humanitarian	-0-	0%	0%

All Officers and Directors as a Group (5 persons)		2,000,000	100.0%	65.19%

________________

(1)

As of November 30, 2023, there were 2,000,000 shares of Series A Preferred Stock outstanding (each share has three (3) votes on all matters presented to the common stockholders for a vote, and converts into one (1) share of common stock). Shares of preferred stock subject to options or warrants currently exercisable, or exercisable within 60 days, are deemed outstanding for purposes of computing the percentage of the person holding such options or warrants but are not deemed outstanding for the purposes of computing the percentage of any other person.

(2)	Indicates an officer and/or director of the Company.

(3)	Unless indicated otherwise, the address of the shareholder is Andrew Arroyo Real Estate Inc., 12636 High Bluff Drive, Suite 400, San Diego, CA 92130.

(4)

Calculated based on the total votes currently outstanding (does not include votes from shares underlying promissory notes, options or warrants). As of November 30, 2023, there was a total of 9,203,219 votes outstanding, consisting of 3,203,219 votes from common stockholders and 6,000,000 votes from Series A Preferred Stock holders.

Transactions with Related Persons, Promoters and Certain Control Persons; Corporate Governance

Through December 31, 2022, we spent approximately $200,000 on the costs related to our Regulation A offering, which was loaned to the Company by our CEO, and any additional funds that we are required to spend shall also be paid by our CEO and reimbursed from the proceeds of our Regulation A offering. The terms of the promissory note are interest payable on the unpaid principal at the rate of 4% per annum. Principal and interest will be paid beginning February 1st, 2022 until the end of the repayment period which is June 29, 2025.

Mr. Anctil, our Financial Director and Treasurer, acts as a real estate professional for the Company and receives consulting fees and real estate commissions for these services.

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Our Board will adopt a written related person transaction policy, to be effective upon the closing of our Regulation A offering setting forth the policies and procedures for the review and approval or ratification of related person transactions, which will generally include transactions involving the Company and our Directors, Executive Officers, nominees for director, beneficial owners of more than five percent of our Common Stock and members of the immediate families of the foregoing. This policy will provide that transactions involving related persons are approved, or ratified if pre-approval is not feasible, by our Audit Committee, which approves or ratifies the transaction only if our Audit Committee determines that it is in the best interests of our stockholders. In considering the transaction, our Audit Committee considers all relevant factors, including, as applicable (i) the business rationale for entering into the transaction; (ii) available alternatives to the transaction; (iii) whether the transaction is on terms no less favorable than terms generally available to an unrelated third party under the same or similar circumstances; (iv) the potential for the transaction to lead to an actual or apparent conflict of interest and any safeguards imposed to prevent such actual or apparent conflicts; and (v) the overall fairness of the transaction. Our Audit Committee will also periodically monitor ongoing transactions involving related persons to ensure that there are no changed circumstances that would render it advisable to amend or terminate the transaction.

All related party transactions described in this section occurred prior to adoption of this policy and, as such, these transactions were not subject to the approval and review procedures set forth in the policy.

ITEM 5 INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Our Board will adopt a written related person transaction policy, to be effective upon the closing of our Regulation A offering, setting forth the policies and procedures for the review and approval or ratification of related person transactions, which will generally include transactions involving the Company and our Directors, Executive Officers, nominees for director, beneficial owners of more than five percent of our Common Stock and members of the immediate families of the foregoing. This policy will provide that transactions involving related persons are approved, or ratified if pre-approval is not feasible, by our Audit Committee, which approves or ratifies the transaction only if our Audit Committee determines that it is in the best interests of our stockholders. In considering the transaction, our Audit Committee considers all relevant factors, including, as applicable (i) the business rationale for entering into the transaction; (ii) available alternatives to the transaction; (iii) whether the transaction is on terms no less favorable than terms generally available to an unrelated third party under the same or similar circumstances; (iv) the potential for the transaction to lead to an actual or apparent conflict of interest and any safeguards imposed to prevent such actual or apparent conflicts; and (v) the overall fairness of the transaction. Our Audit Committee will also periodically monitor transactions involving related persons to ensure that there are no changed circumstances that would render it advisable to amend or terminate the transaction.

Relaxed Ongoing Reporting Requirements

Now that the Company’s Form 1-A has been qualified by the SEC we will be required to publicly report on an ongoing basis under the reporting rules set forth in Regulation A issuers. The ongoing reporting requirements under Regulation A are more relaxed than for emerging growth companies under the Exchange Act. The differences include, but are not limited to, being required to file only annual and semi-annual reports, rather than annual and quarterly reports. Annual reports are due within 120 calendar days after the end of the issuer’s fiscal year, and semi-annual reports are due within 90 calendar days after the end of the first six months of the issuer’s fiscal year.

In either case, we will be subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not emerging growth companies, and our stockholders could receive less information than they might expect to receive from more mature public companies.

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DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Section A of Article VI of our Articles of Incorporation provides that, to the fullest extent permitted by law, no director or officer shall be personally liable to the corporation or its shareholders for damages for breach of any duty owed to the corporation or its shareholders.

Section B of Article VI of our Articles of Incorporation provides that, to the fullest extent permitted by the General Corporation Law of the State of Delaware we will indemnify our officers and directors from and against any and all expenses, liabilities, or other matters.

Article IX of our Amended and Restated Bylaws further addresses indemnification of our directors and officers and allows us to indemnify our directors and officers in the event they meet certain criteria in terms of acting in good faith and in an official capacity within the scope of their duties, when such conduct leads them to be involved in a legal action.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ITEM 6 OTHER

During the first quarter of 2022, we dissolved our joint venture partnership with Smart Real Estate Tools, LLC.  This mutual decision of the partners was based on our agent’s feedback, limited utilization, limited adoption and the rising ongoing costs without growing profits. After careful consideration, we believe our time and resources towards supporting our agents can be achieved by traditional methods of agent support rather than an emphasis on software tools. Andy Parker, the original developer of Smart Real Estate Tools, LLC, was offered an independent contractor position with us to assist in the training of our members. He has since resigned from the firm to operate independently.

As of March 17, 2022, we surpassed the initial minimum raise of our Regulation A offering of $1,000,000. As a result, we accepted subscriptions from 94 investors who became new shareholders as of March 17, 2022.  As of April 20, 2022, we have raised a total of $1,088,500 in our Regulation A offering from 94 investors.

On April 11, 2022, we appointed AST (American Stock Transfer) as our transfer agent to administrate our common stock.

On January 1st, 2023, our board approved and adopted the “2023 AARE Equity Incentive Plan”. This allows the Company to grant restricted stock units, restricted stock, qualified and non-qualified stock options to employees, directors, consultants and independent contractors.

On May 1, 2023, Andrew Arroyo resigned as the managing broker of record for New Jersey and appointed Mary Van Ness as the New Jersey managing broker of record and appointed her as a non-executive officer.

In Q3, 2022 we launched our lending division under the trade name “Ensure” lending in the state of California with plans to expand the service to all 50 states. This allows our Company to originate residential and commercial loans.

In Q4 2022 and Q1 2023, we developed a franchise system to expand our reach throughout all 50 states. We completed the franchise system development and our Franchise Disclosure Document (“FDD”) in February, 2023 and began to offer the franchise in states that do not require filing registration in order to sell franchises. Once our 2022 annual audit was completed, we filed for registration in the 13 states that require registration. We are awaiting approval before offering franchises in those states.

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ITEM 7 FINANCIAL STATEMENTS

FINANCIAL STATEMENTS

21

Financial Statements

ANDREW ARROYO REAL ESTATE, INC.

DECEMBER 31, 2022 AND 2021

ANDREW ARROYO REAL ESTATE, INC.

DECEMBER 31, 2022 AND 2021

22

18012 Sky Park Circle, Suite 200 Irvine, California 92614 tel 949-852-1600 fax 949-852-1606 www.rjicpas.com

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Andrew Arroyo Real Estate, Inc.,

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Andrew Arroyo Real Estate, Inc. (the Company) as of December 31, 2022, and the related statements of operations, stockholders’ equity and cash flows for the year then ended, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of Andrew Arroyo Real Estate, Inc. as of December 31, 2022, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to Andrew Arroyo Real Estate, Inc. in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Andrew Arroyo Real Estate, Inc. is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. We determined that there are no critical audit matters.

/s/ Ramirez Jimenez International CPAs

We have served as the auditors since 2023

Irvine, California

December 6, 2023

PCAOB ID #820

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ANDREW ARROYO REAL ESTATE, INC.
BALANCE SHEETS
December 31, 2022 and 2021 (unaudited)

	2022	2021
		(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$219,721	$3,655
Accounts receivable, net	$68,504	$0
Other current assets	$278,943	$314,179
Total current assets	$567,168	$317,834
Property and equipment, net	$319,499	$276,728
Intangible assets, net	$15,163	$0
TOTAL ASSETS	$901,830	$594,562

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Accounts payable	$71,187	$19,050
Accrued liabilities	$94,088	$84,793
Other current liabilities (Note 1)	$319,535	$282,572
Current portion of notes payable	$15,149	$11,737
Current portion of operating lease liabilities	$39,809	$22,423
Line of credit (Note 6)	$75,384	$74,058
Total current liabilities	$615,152	$494,633

Long term liabilities
Notes payable, net of current portion (Note 6)	$337,834	$337,988
Long term operating lease liabilities, net of current portion	$190,331	$129,466
Total long term liabilities	$528,165	$467,454

Total Liabilities	$1,143,317	$962,087

Contingencies (Note 8)	$-	$-
Subsequent events (Note 9)	$-	$-

Equity

Common Stock, $.001 par value; 25,000,000 shares authorized, 3,180,460 issued and outstanding as of December 31, 2022 and 3,000,000 issued and outstanding as of December 31, 2021.	$3,180	$3,000
Preferred Stock, ($.001 par value; 3,000,000 shares authorized, no shares issued and outstanding as of December 31, 2022 and December 31, 2021.	$-	$-
Series A Convertible Preferred Stock, $.001 par value; 2,000,000 shares authorized, and outstanding as of December 31, 2022 and December 31, 2021 (Note 9)	$2,000	$2,000
Additional paid-in capital	$832,820	$-
Accumulated deficit	$(1,079,487)	$(372,525)

Total stockholders' deficit	$(241,487)	$(367,525)
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$901,830	$594,562

See Report of Independent Registered Public Accounting Firm and accompanying notes to the financial statements.

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ANDREW ARROYO REAL ESTATE, INC.
STATEMENT OF OPERATIONS
Years Ended December 31, 2022 and 2021(unaudited)

	2022	2021
		(unaudited)

Revenues	$8,044,306	$3,665,350

Cost of sales:
Sales commissions	$6,093,189	$2,841,120
Transaction coordinators	$169,716	$79,931
Supplies and materials	$82,367	$31,601
Referral fees	$252,152	$69,289
Property management fees	$150,266	$65,899
Mentor-coaching fees	$5,779	$1,637
Buyer-seller costs	$43,853	$-
Staging operations	$1,565	$11,413

Total cost of sales	$6,798,887	$3,100,890

Gross profit	$1,245,419	$564,460

General and administrative expenses	$2,015,635	$708,863

Net loss from operations	$(770,216)	$(144,403)

Other income/(expense)	$73,128	$9,082

Net loss before income tax expense	$(697,088)	$(135,321)

Income tax expense	$(9,874)	$(566)

Net loss	$(706,962)	$(135,887)

Earnings per share (basic)	$(0.22)	$(0.04)
Earnings per share (fully diluted)	$(0.14)	$(0.03)

See Report of Independent Registered Public Accounting Firm and accompanying notes to the financial statements.

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ANDREW ARROYO REAL ESTATE, INC.
STATEMENT OF STOCKHOLDERS' EQUITY
Years Ended December 31, 2022 and 2021 (unaudited)

	Common		Preferred
	Stock		Stock		Additional		Total
	Shares	Common	Shares	Preferred	Paid-in	Retained	Stockholders'
	Issued	Stock	Issued	Stock	Capital	Earnings	Deficit

Balance - July 30, 2021 (unaudited)	-	$-	-	$-	$-	$	$-
Stock issued at merger	3,000,000	3,000	2,000,000	2,000		-	5,000
Net Loss						(372,525)	(372,525)
Balance - December 31, 2021 (unaudited)	3,000,000	$3,000	2,000,000	$2,000	-	$(372,525)	$(367,525)

Stock issued for cash	180,460	180	-	-	832,820	-	833,000
Net Loss						(706,962)	(706,962)

Balance - December 31, 2022	3,180,460	$3,180	2,000,000	$2,000	$832,820	$(1,079,487)	$(241,487)

See Report of Independent Registered Public Accounting Firm and accompanying notes to the financial statements.

26

ANDREW ARROYO REAL ESTATE, INC.
Statement of Cash Flows
Years Ended December 31, 2022 and 2021

	2022	2021
		(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(706,962)	$(135,887)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	$39,973	$30,857
Gain on sale of property and equipment	$35,889	$-
Changes in assets and liabilities:
Accounts receivable	$(68,504)	$-
Other current assets	$35,236	$(314,179)
Accounts payable	$52,137	$19,050
Accrued liabilities	$9,295	$84,793
Other current liabilities	$36,963	$282,572
Change in operating lease liabilities	$78,251	$151,889

Net cash provided by (used in) operating activities	$(487,722)	$119,095

CASH FLOWS FROM INVESTING ACTIVITIES:
Net purchases of property and equipment	$(115,600)	$(544,223)
Purchases of intangible assets	$(18,196)	$-

Net cash flows used in investing activities:	$(133,796)	$(544,223)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds / (repayment) on auto loan	$(9,894)	36,945
Proceeds from SBA Loan	21,924	147,780
Proceeds / (repayment) on related party note payable	$(8,772)	165,000
Net borrowings on line of credit	$1,326	$74,058
Cash from sales of common stock	$833,000	$5,000

Net cash provided by financing activities:	$837,584	$428,783

Net increase in cash and cash equivalents	$216,066	$3,655

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	$3,655	$-
CASH AND CASH EQUIVALENTS END OF YEAR	$219,721	$3,655

Supplemental disclosure of cash flow Information
Cash paid during the year for:
Income taxes	$8,307	$0
Interest	$7,555	$2,017

Supplemental disclosure for non-cash investing and financing activities:
Leases added to property and equipment	$169,800	$110,055
Leases placed in operating lease liability	$169,800	$110,055

See Report of Independent Registered Public Accounting Firm and accompanying notes to the financial statements.

27

ANDREW ARROYO REAL ESTATE, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND 2021

(unaudited)

NOTE 1 - THE COMPANY AND ITS SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

Andrew Arroyo Real Estate, Inc. (the "Company") was incorporated on June 18, 2020, under the laws of the State of Delaware. A predecessor company that was merged with and into the Company effective July 31, 2021 was originally incorporated under the laws of the State of California on January 20, 2004, as Andrew Michael Arroyo Inc. and updated its name to Andrew Arroyo Real Estate Inc. on April 30, 2007. The trademark and d/b/a that is known in the marketplace is "AARE". The Company was formed to conduct real estate brokerage services. These services include assisting clients buy, sell, manage, and invest in residential and commercial properties as well as business opportunities. The Company's year-end is December 31. As a result of the above-referenced merger, all operations of the California corporation were assumed into the Company. As a result, the historical financial statements of the California corporation are the ones presented herein.

On July 29, 2021, the Company filed an amended and restated Certificate of Incorporation with the State of Delaware, which (i) increased the Company's authorized common stock from 1,000 shares of common stock to 25,000,000 shares of common stock, par value $0.001, and 5,000,000 shares of preferred stock, par value $0.001; and (ii) effected a 1-for-3,000 forward stock split of the Company's issued and outstanding common stock. The authorized preferred stock created, provides that the Board of Directors of the Company may fix the terms of any series of preferred stock created, including any dividend rights, dividend rates, conversion rights, voting rights, rights and terms of any redemption, redemption, redemption price or prices, and liquidation preferences, if any.

On July 29, 2021, after filing the amended and restated Certificate of Incorporation, the Company filed a Certificate of Designation with the State of Delaware to create a series of preferred stock entitled "Series A Convertible Preferred Stock. The Series A Convertible Preferred Stock (i) has dividend rights on an equal basis with the Company's common stock, (ii) has preference in the event of a liquidation event, (iii) is convertible after 12 months into shares of the Company's common on a 1-for-1 basis, (iv) has three votes per share for any matter properly brought before the Company's shareholders for a vote, and (v) contains certain protective provisions.

See Report of Independent Registered Public Accounting Firm

28

ANDREW ARROYO REAL ESTATE, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND 2021

(unaudited)

NOTE 1 - THE COMPANY AND ITS SIGNIFICANT ACCOUNTING POLICIES (Continued)

On July 31, 2021, the Company "Andrew Arroyo Real Estate, Inc." a Delaware "C" Corporation merged with "Andrew Arroyo Real Estate, Inc." a California "S" Corporation. After the merger the California "S" Corporation was merged with and into the Company, which effectively ceased all operations of the California corporation, and those operations were assumed by the Company (the surviving Delaware "C" Corporation). Effective with the merger, the Certificate of Incorporation of the Company stayed as the Company's Certificate of Incorporation, and the 1,000 shares owed by the sole shareholder of the California corporation, Mr. Andrew Arroyo, the Company's sole director and one of its executive officers, were exchanged for 2,000,000 shares of the Company's Series A Convertible Preferred Stock.

Basis of Presentation

The December 31, 2021 amounts are unaudited. The December 31, 2022 audited financial statements include the accounts of the Company under the accrual basis of accounting. The financial statements, included herein, have been prepared by the Company pursuant to the rules and regulations of the United States Securities and Exchange Commission. Pursuant to these rules and regulations, the financial statements are prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP") and have been consistently applied.

Management's Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ materially from those estimates.

Income Taxes

The Company accounts for income taxes in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification  (ASC 740), "Income Taxes," which requires that the Company recognize deferred tax liabilities and assets based on the differences between the financial statement carrying amounts and the tax bases of assets and liabilities, using enacted tax rates in effect in the years the differences are expected to reverse. Deferred income tax benefit (expense) results from the change in net deferred tax assets or deferred tax liabilities. A valuation allowance is recorded when it is more likely than not that some or all deferred tax assets will not be realized.

The Company has adopted the provisions of FASB ASC 740-10-05, “Accounting for Uncertainty in Income Taxes”. The ASC clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements. The ASC prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The ASC provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The Company, prior to merging operated as an S-Corporation which is a "Pass-through" entity for taxation purposes. In lieu of Federal income taxes, the shareholders are taxed on their proportionate share of the Company's taxable income.

See Report of Independent Registered Public Accounting Firm

29

ANDREW ARROYO REAL ESTATE, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND 2021

(unaudited)

NOTE 1 - THE COMPANY AND ITS SIGNIFICANT ACCOUNTING POLICIES (Continued)

The Shareholders were liable for their pro-rata share of the net income for payment of the tax liability incurred as a result of the pass-through income through the merger date of July 30, 2021. Therefore, no provision or liability for Federal income taxes has been included in the financial statements. For California Franchise tax a purpose, a flat tax of $800 or 1.5% is incurred for the benefit of operating a California based S-Corporation. Upon the merger the Company was reorganized as a “C” Corp.   As a C Corp. under current tax law the Company is responsible for Federal taxes equal to 21% of the net income of the Company as well as various tax rates for the states they have operations in.  For the year ended December 31, 2022, the Company had a net operating loss (NOL) of $726,327 as well as a charitable contribution carryover the combination of which created a deferred tax asset which are reduced by the valuation allowance.

The Company operates in 24 states throughout the U.S. Each state has an income tax and/or a franchise/commerce tax on the gross receipts of businesses based on total revenues in each state. The provision for income taxes includes state income taxes currently payable and deferred income taxes. Deferred income taxes represent the effects of items reported for tax purposes in periods different from those used for financial statement purposes. For the years ended December 31, 2022 and 2021, there was a deferred tax asset of $266,326 with a ($266,326) valuation allowance for 2022 and there was a deferred tax asset of $31,138 with a ($31,138) valuation allowance for 2021 respectively.

Charitable Giving Policy

Giving and sharing are more than buzzwords at AARE. Up to 20% of the Company's gross profit on every transaction goes to charity (after sales agent's commissions are paid). The Company believes that with success comes the responsibility to do what they can for those less fortunate. Toward that end, the Company funds non-profit organizations dedicated to helping those in need. They support numerous religious and secular charities worldwide. The Company has no intention of deviating from this policy or reducing the amount it gives to charity. The charitable giving policy has been written into the bylaws and certificate of incorporation. For the years ending December 31, 2022 and 2021, the Company donated $108,952 and $28,627 (unaudited) respectively. In addition, for the year ended December 31, 2021, Andrew Arroyo personally donated an additional $57,315 (unaudited) personally from his (at the time) S-Corporation pass through income.

Cash and Cash Equivalents

The Company considers all short-term securities purchased with maturity dates of three months or less to be cash. The Company from time to time during the years covered by these financial statements may have bank balances in excess of its insured limits. Management has deemed this as a normal business risk. Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. During the years ended December 31, 2022 and 2021, the Company had approximately $219,721 and $3,655 (unaudited) respectively deposited in two financial institutions. Of this amount, $219,721 and $3,655 (unaudited) respectively was insured by the Federal Deposit Insurance Corporation.

Concentration and Credit Risk

Financial instruments and related items, which potentially subject the Company to concentrations of credit risk, consist primarily of cash and cash equivalents. The Company places its cash and temporary cash investments with high credit quality institutions. At times, such investments may be in excess of the FDIC insurance limit.

See Report of Independent Registered Public Accounting Firm

30

ANDREW ARROYO REAL ESTATE, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND 2021

(unaudited)

NOTE 1 - THE COMPANY AND ITS SIGNIFICANT ACCOUNTING POLICIES (Continued)

Restricted Cash

Certain of the Company's cash positions are property management trust funds, which include security deposits and rents that belong to property owners. These cash amounts are reported as other current assets and other current liabilities on the balance sheets based on when the cash will be contractually released to the owners or tenants of the properties. Total restricted cash was approximately $252,179 and $270,019 (unaudited) on December 31, 2022 and 2021, respectively. These amounts are included in the other current assets and other current liabilities in the accompanying balance sheet.

Intangible Assets

Intangible assets include patented and unpatented technology, trade names, customer relationships and other specifically identifiable assets and are amortized on a straight-line basis over their respective estimated useful lives. Intangible assets are reviewed for impairment when facts and circumstances indicate a potential impairment has occurred or annually. As of December 31, 2022 the Company has $15,163 of net intangible assets.

Property and Equipment

Property and equipment are carried at cost. Expenditures for property and equipment are capitalized and depreciated over five to 31.5 years using the declining balance method. When assets are retired or sold, the related cost and accumulated depreciation are removed from the account and any gain or loss arising from such disposition is included as income or expense. Expenditures for repairs and maintenance are charged to expense as incurred. For the year ending December 31, 2022 and 2021, depreciation expense was $36,940 and $22,224 (unaudited), respectively. Fixed assets consisted of:

	2022	2021 (unaudited)
Property and Equipment:
Automobiles and Transportation	$47,014	$146,435
Leasehold Improvements	$29,567	$25,034
Advertising Equipment	$222,185	$226,195
Furniture and Fixtures	$41,841	$41,841
Right-of-Use Asset	$224,595	$149,416
	$565,202	$588,921

Accumulated Depreciation	$(245,703)	$(312,193)
Property and Equipment, net	$319,499	$276,728

See Report of Independent Registered Public Accounting Firm

31

ANDREW ARROYO REAL ESTATE, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND 2021

(unaudited)

NOTE 1 - THE COMPANY AND ITS SIGNIFICANT ACCOUNTING POLICIES (Continued)

Intangible Assets

	2022	2021 (unaudited)
Intangible Assets:
Uniform Resource Locator (“URL”) Purchase	$18,196	$-0-
Accumulated Amortization	$(3,033)	$-0-
Net Intangible Assets	$15,163	$-0-

Amortization expense was $3,033 for the year ending December 31, 2022.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is the Company's best estimate of the amount of probable credit losses in its existing accounts receivable. The Company determines the allowance based on individual customer review and current economic conditions. The Company reviews its allowance for doubtful accounts at least quarterly. Individual balances exceeding a threshold amount that are more than 90 days past due are reviewed individually for collectability. All other balances are reviewed on a pooled basis by type of receivable. Account balances are charged off against the allowance when the Company determines it is probable the receivable will not be recovered. The balance of the allowance for doubtful accounts was $0 and $0 at December 31, 2022, and December 31, 2021, respectively.

Revenue Recognition

The Company has generated significant revenues in California. The Company has not, to date, generated significant revenues outside California. The Company recognizes revenue in accordance with FASB Accounting Standards Codification (ASC) 606, “Revenue from Contracts with Customers”  which requires that five basic criteria must be met before revenue can be recognized: (1) identification of the contract with a customer, (2) identification of the performance obligation(s), (3) determination of the transaction price, (4) allocation of the transaction price to the performance obligation(s), and (5) recognition of revenue when, or as the Company satisfies a performance obligation.  (Provisions for discounts and rebates to customers, estimated returns and allowances, and other adjustments are provided for in the same period the related sales are recorded.

Recently Issued Accounting Pronouncements

In October 2021, the FASB issued ASU 2021-08, Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers. The guidance amends ASC 805 to require acquiring entities to apply Topic 606 to recognize and measure contract assets and contract liabilities in a business combination. The amendment is effective for public companies with fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. The amendment should be applied prospectively to business combinations occurring on or after the effective date. Early adoption is permitted. The Company does not plan on early adoption and the adoption of this standard is not expected to have a material impact on the Company’s financial statements.

See Report of Independent Registered Public Accounting Firm

32

ANDREW ARROYO REAL ESTATE, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND 2021

(unaudited)

NOTE 1 - THE COMPANY AND ITS SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recently Adopted Accounting Pronouncements

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. The ASU is part of the FASB’s simplification initiative; and it is expected to reduce cost and complexity related to accounting for income taxes by eliminating certain exceptions to the guidance in ASC 740, Income Taxes related to the approach for intra-period tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. The new guidance also simplifies aspects of the accounting for franchise taxes and enacted changes in tax laws or rates and clarifies the accounting for transactions that result in a step-up in the tax basis of goodwill. The new standard will become effective for public companies with fiscal years beginning after December 15, 2020, including interim periods within those fiscal years.

The Company adopted this guidance as of the inception of the Company on June 18, 2020 and the adoption of this standard did not have a material impact on the Company’s financial statements.

Management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if adopted, would have a material effect on the accompanying financial statements.

NOTE 2 – LOSS PER SHARE, BASIC AND DILUTED

Basic earnings / loss per share has been computed by dividing net earnings /loss available to common shareholders by the weighted average number of common shares outstanding for the period. Shares issuable upon the exercise of any warrants or stock options, have been excluded as a Common Stock equivalent in the diluted loss per share because no stock options have been issued as of the date of this filing. Fully diluted earnings / loss per share has been computed by dividing net earnings /loss available to common shareholders by the weighted average number of common shares and preferred shares outstanding for each period presented. For the period ending December 31, 2022 the basic loss per share available to common shareholders has been computed by dividing the net loss of ($706,962) by the weighted average of 3,095,230 issued and outstanding common shares.  The fully diluted loss available to common shareholders has been computed by dividing the net loss of ($706,962) by the weighted average of 5,095,230 issued and outstanding common and preferred shares. For the period ending December 31, 2021 the basic loss per share available to common shareholders has been computed by dividing the net loss of ($135,887) by the weighted average of 3,000,000 issued and outstanding common shares. The fully diluted loss available to common shareholders has been computed by dividing the net loss of ($135,887) by the weighted average of 5,000,000 issued and outstanding common and preferred shares.

NOTE 3 – FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company's financial instruments, as defined by FASB ASC subtopic 825-10, Financial Instrument ("ASC 825-10"), include cash, accounts payable and note payable. All instruments are accounted for on a historical cost basis, which, due to the short maturity of these financial instruments, approximates fair value at December 31, 2022 and 2021 respectively.

FASB ASC 820 defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and expands disclosures about fair value measurements. ASC 820 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

See Report of Independent Registered Public Accounting Firm

33

ANDREW ARROYO REAL ESTATE, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND 2021

(unaudited)

NOTE 3 - FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

•	Level 1: Observable inputs such as quoted prices for identical assets or liabilities in active markets;
•

Level 2: Inputs to the valuation methodology, including quoted prices for similar assets and liabilities in active markets that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument; and

•	Level 3: Unobservable inputs in which there is little or no market data, which requires the reporting entity to develop its own assumptions.

NOTE 4 – STOCK BASED COMPENSATION

The Company follows Accounting Standards Codification subtopic 718-10, Compensation ("ASC 718-10"), which requires that all share-based payments to both employees and non-employees be recognized in the income statement based on their fair values.

As of December 31, 2022, the Company does not have any issued or outstanding stock-based compensation through any qualified or non-qualified stock-based compensation plan. After the registration of these shares with the SEC, the Company will establish a broad-based employee stock purchase plan and an omnibus stock compensation plan to issue and award restricted stock units, restricted stock, options or a combination of these award types based on service and performance. These awards will be offered to both employees and non-employees. Investors will be provided a copy of this plan once the plan becomes effective, and Form S-8 will be filed with the SEC.

NOTE 5 - RELATED PARTY TRANSACTIONS

The Company Formed "Smart Real Estate Tools, LLC" in May 2021 as a joint venture. It is a membership software program for real estate agents. It provides tools to real estate agents in a proprietary manner. The Company owns 50% along with the software developer. This joint venture was terminated by mutual consent in the first quarter of 2022.

The Company’s chief executive officer (CEO) , Andrew Arroyo, is the 100% owner of "Andrew Arroyo Investments, LLC." The company performs Investment management services. Andrew and Megan Arroyo have a minority interest in "Neighborhood Investment Network, LLC." The company uses retirement funds for investing in real estate. Andrew and Megan Arroyo own 22.5% through one of their retirement accounts.

Through December 31, 2022, the Company spent approximately $200,000 on the costs related to our Regulation A offering, which was loaned to the Company by the CEO, Andrew Michael Arroyo. The terms of the promissory note are interest payable on the unpaid principal at the rate of 4% per annum. Principal and interest will be paid beginning February 1st, 2022 until the end of the repayment period which is June 29th, 2025. For the period ending December 31, 2021, $1,740 of interest was accumulated. During this period, no principle or interest was paid. For the period ending December 31, 2022, $5,580 of interest was accumulated. During this period, $20,038 of principle and $2,038 of interest was paid during this period.

See Report of Independent Registered Public Accounting Firm

34

ANDREW ARROYO REAL ESTATE, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND 2021

(unaudited)

NOTE 6 – DEBT

Lines of Credits

The Company has a $75,000 business Line of Credit (LOC) through Wells Fargo Bank that renews annually. The LOC carries an interest rate of 13.25% and 9.25% as of December 31, 2022 and 2021,respectively. As of December 31, 2022 and 2021, $75,384 and $74,058 (unaudited) was outstanding under this LOC. The Company has a $125,000 working capital Line of Credit (LOC) through American Express. As of December 31, 2022 and 2021, $0 and $0 (unaudited) was outstanding under this LOC, respectively.

EIDL Loan

The Company also took out an Economic Injury Disaster Loan (EIDL) in the amount of $149,900. This loan carries a 3.75% interest rate payable over 30 years with a deferred start date until April 29, 2021. As of December 31, 2022 and 2021, $147,780 and $139,008 (unaudited) was outstanding under this EIDL, respectively.

Vehicle Loan

On December 26, 2020, the Company also took out a vehicle loan for a Lexus RX in the amount of $46,014. The loan is for a period of 5 years at 1.99% interest rate. As of December 31, 2022 and 2021, $36,945 and $27,051 (unaudited) was outstanding under this Vehicle loan, respectively.

The debt schedule for the years ending December 31, 2022 and December 31, 2021 were as follows:

	2022	2021 (unaudited)
Long Term Debt:
Note Payable SBA-EIDL loan	$139,008	$147,780
Note Payable - Lexus	$27,051	$36,945
Note Payable - Andrew Arroyo (Note 5)	$186,924	$165,000
Total Long Term Debt	$352,983	$349,725
Current Portion Long Term Debt	$(15,149)	$(11,737)
Total Long Term Debt, net of current portion	$337,834	$337,988

Operating Lease Liabilities

Operating lease liabilities as of January 1, 2022	$151,889
Lease payments made	(31,804)
New lease liabilities	110,055
Total	$230,140
Less: current portion	$(39,809)
Long-term operating lease liabilities at December 31, 2022	$190,331

See Report of Independent Registered Public Accounting Firm

35

ANDREW ARROYO REAL ESTATE, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND 2021

(unaudited)

NOTE 6 – DEBT (Continued)

In March 2021, the Company entered into a 24-month lease agreement with expiration date in March 2023 for its corporate office in California. The agreement requires initial base rent payments of approximately $2,883 per month increasing to approximately $2,969 per month. The Company renewed and extended this lease through March 2025.

In April 2022, the Company entered into a 24-month lease agreement with expiration date in April 2024 for its corporate office in California. The agreement requires initial base rent payments of approximately $1,881 per month increasing to approximately $1,937 per month.

Total future operating lease liability commitments for the above non-cancellable leases as of December 31, 2022, are as follows:

For the year ending December 31:
2023	$59,683
2024	$61,474
2025	$63.325
2026	$65,225
2027	$29,322
2028	$6,542
Total lease payments	$285,571
Less: imputed interest	$(55,431)
Total	$230,140

NOTE 7 - INCOME TAXES

Income taxes for the years ending December 31, 2022 and 2021 consists of the following:

	2022	2021
Current federal income tax	$-	$-
Current state income tax	$830	$1,847
Deferred income tax	$-	$-
Income tax expenses (benefit)	830	1,847

	2022	2021
Deferred tax assets (liabilities):
Loss carryforwards	$119,481	$31,138
Property and equipment	$-	$-
Other	$-	$-
Valuation allowance	$(119,481)	$(31,138)
Deferred tax assets (liabilities)	$-	$-

See Report of Independent Registered Public Accounting Firm

36

ANDREW ARROYO REAL ESTATE, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND 2021

(unaudited)

NOTE 7 - INCOME TAXES (Continued)

	2022 Amount	2022 Rate	2021 Amount	2021 Rate
Provision for income tax reconciled to the tax computed at the Federal rate is as follows:

Tax expense at the Federal rate	$(119,481)	(15%)	$(31,138)	(15)%
Valuation allowance	$119,481	15%	$31,138	15%
Income tax expense	$-	0%	$-	0%

NOTE 8 – CONTENGENCIES

The real estate business is known as a litigious industry, especially in certain states like California where the Company conducts business. Buyers and sellers often bring claims against one another and usually attempt to involve the real estate agents and brokers in the claim or the suit seeking financial damages. In determining whether liabilities should be recorded for pending litigation claims, one must assess the allegations and the likelihood that we will successfully defend the claim. When the Company believes it is probable that it will not prevail in a particular matter, the Company will then record an estimate of the amount of liability based, in part, on advice of outside legal counsel. Currently, there is one outstanding claim that is being arbitrated in San Diego, California, where a buyer desires for the sale to be rescinded and the seller to reclaim the home. The Company maintains a $1,000,000 errors and omission policy that covers the Company all the way back to June 9, 2009. In the event the Company incurs any financial liability from this claim, it will be covered under the errors and omissions policy up to $1,000,000, per occurrence.

Outside of this one claim, the Company is not involved in any proceedings, including product or service liability, general liability, workers' compensation liability, employment, or commercial and intellectual property litigation, which have arisen in the normal course of operations. The Company is insured for professional liability insurance, general liability, workers' compensation, employer's liability, property damage and other insurable risk required by law or contract, with retained liability or deductibles. The Company has recorded and maintains an estimated liability in the amount of management's estimate of the Company's aggregate exposure for such retained liabilities and deductibles. For such retained liabilities and deductibles, the Company determines its exposure based on probable loss estimations, which requires such losses to be both probable and the amount or range of probable loss to be estimable. The Company believes it has made appropriate and adequate reserves and accruals for its current contingencies.

NOTE 9 – SUBSEQUENT EVENTS

The Company has evaluated subsequent events through December 7, 2023, the date on which the accompanying financial statements were available to be issued, and concluded that, no material subsequent events have occurred since December 31, 2022, that require recognition or disclosure in the financial statements except as follows:

In 2023, the Company has continued to raise funds from investors through its Regulation A offering. On January 1, 2023, the Company’s board approved and adopted the “2023 AARE Equity Incentive Plan”. This allows the Company to grant restricted stock units, restricted stock, qualified and non-qualified stock options to employees, directors, consultants and independent contractors.

In the first quarter of 2023, the Company developed a franchise system to expand its reach throughout all 50 states. The Company completed the franchise system development and Franchise Disclosure Document (“FDD”) in February, 2023 and began to offer the franchise in states that do not require filing registration in order to sell franchises. The Company plans to file for registration in the 13 states that require registration. The Company is awaiting approval before offering franchises in those states.

See Report of Independent Registered Public Accounting Firm

37

ITEM 8 EXHIBITS

Item No.	Description

2.1(1)	Amended and Restated Articles of Incorporation of Andrew Arroyo Real Estate Inc.

2.2(1)	Amended and Restated Bylaws of Andrew Arroyo Real Estate Inc.

2.3(1)	Certificate of Merger filed in State of Delaware effective July 31, 2021

2.5(1)	Merger Agreement by and between Andrew Arroyo Real Estate, Inc., a California corporation and Andrew Arroyo Real Estate Inc., a Delaware corporation dated July 28, 2021

4.1(1)	Form of Subscription Agreement for the Offering

10.1(1)	Escrow Agreement for the Offering

(1) Incorporated by reference from Issuer’s Offering Statement on Form 1-A filed with the Commission on September 15, 2021.

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SIGNATURES

Pursuant to the requirements of Regulation A, the Issuer has duly caused this Form 1-K to be signed on its behalf by the undersigned thereunto duly authorized, in the City of San Diego, State of California, on December 7, 2023.

Andrew Arroyo Real Estate Inc.

Dated: December 7, 2023		/s/ Andrew Michael Arroyo
	By:	Andrew Michael Arroyo
	Its:	President and Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of Regulation A, this report has been signed by the following persons in the capacities and on the dates indicated.

Dated: December 7, 2023		/s/ Andrew Michael Arroyo
	By:	Andrew Michael Arroyo, President, Chief Executive Officer (Principal Executive Officer), and Director

Dated: December 7, 2023		/s/ Clark Anctil
	By:	Clark Anctil
	Its:	Treasurer (Principal Financial Officer) and Financial Director

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